Free Writing Prospectus
Filed Pursuant to Rule 433
Dated July 1, 2011
Registration Statement Nos. 333-173928 and
333-173928-03

Jt-Leads:	DB/JPM/MS
Co-MGRS:	Commerzbank,CA,HSBC
Selling Group:	Aladdin,Cabrera

CLS	$AMT (mm)	WAL	M/F	L.FIN	PXD	%	CPN	$
A1	$246.000	0.32	P-1/F1+	07/12	IL-2	0.26061	0.26061	100.00000
A2	$390.000	1.15	Aaa/AAA	09/13	EDSF+30	0.748	0.74	99.99216
A3	$305.000	1.85	Aaa/AAA	07/14	EDSF+37	1.034	1.03	99.99675
A4	$ 65.841	2.35	Aaa/AAA	09/14	IS+50	1.345	1.34	99.99713
B	$ 44.188	2.56	Aa2/AA	01/16	IS+100	1.932	1.92	99.98937

EXPECTED PXG	:	PXD
EXPECTED SETTLE	:	07/05/11
PXG SPEED	:	100% PPC
CUSIPS	:	A1: 34529QAA1, A2: 34529QAB9, A3: 34529QAC7,
A4: 34529QAD5, B: 34529QAE3
REGISTRATION	:	A2,A3,A4 ARE PUBLIC
A1,B ARE 144A
BLMBG TICKER:	:	FORDL 2011-A
ERISA ELIGIBLE:	:	YES
B&D	:	J.P. MORGAN
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. Any disclaimer below is not applicable and should be disregarded.